June 29, 2016
Securities and Exchange Commission
Washington, D.C. 20549
Ladies and Gentlemen:
We were previously principal accountants for Conductor
Global Equity Value Fund (the "Company") and under the date of December 29, 2015, we reported on the financial statements of Conductor Global Equity Value
Fund as of October 31, 2015 and for the year then ended.
On March 30, 2016, we resigned. We have read the statements made by the Company, which we understand will be filed with the Commission pursuant to Item 77K of Form N-SAR dated June 29, 2016 and we agree with such statements, except that we are not in a position to agree or disagree with the Company's statement that the change was approved by the board of trustees and the audit committee and we are not in a position to agree or disagree with the Company's statement that Grant
Thornton was not consulted regarding the application of accounting principles to a specified transaction or the type of audit opinion that might be rendered on the Company's financial statements, or the subject of a disagreement or reportable events.

Very truly yours,
(signed) KPMG LLP
Sample Company
[Date of report]
Page 1 of 1